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EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                           ALLIS-CHALMERS ENERGY INC.


         Allis-Chalmers Energy Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST:  The name of the Corporation is Allis-Chalmers Energy Inc.

         SECOND: The date on which the Corporation's original Certificate of Incorporation was filed with the Delaware Secretary of State is March 15, 1913.

         THIRD: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Article Fourth of the Certificate of Incorporation of the Corporation to read in its entirety as follows:

                  "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Twenty-Five Million (125,000,000) shares, divided into One Hundred Million (100,000,000) shares of common stock of the par value of $0.01 per share, and Twenty-Five Million (25,000,000) shares of preferred stock of the par value of $0.01 per share. The board of Directors of the Corporation shall have the authority to issue such shares of common stock and preferred stock in one or more classes or series, with such voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof, if any, as shall be provided for in a resolution or resolutions adopted by the Board of Directors of the Corporation and filed as a Certificate of Designations pursuant to
         Section 151(g) of the General Corporation Law of the State of
         Delaware."

         FOURTH: This Certificate of Amendment of Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 228 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was 14,020,957 shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Certificate of Incorporation.

         FIFTH: The effective date of this Certificate of Amendment of Certificate of Incorporation shall be August 16, 2005.

         IN WITNESS WHEREOF, Allis-Chalmers Energy Inc. has caused this Certificate of Amendment to be signed by its General Counsel and Secretary as of August 16, 2005.



                                                /s/ Theodore F. Pound III
                                                --------------------------------
                                                Theodore F. Pound III
                                                General Counsel and Secretary